Exhibit 10.2
EASTERN BANKSHARES, INC.
MANAGEMENT INCENTIVE PLAN
The Eastern Bankshares, Inc. Management Incentive Plan (“MIP” or “the Plan”) is the short-term incentive plan for designated Named Executive Officers (“NEOs”) of Eastern Bankshares, Inc. (“Company”) and other Plan participants from Eastern Bank and Eastern Insurance Group, LLC as outlined below. The Company’s Compensation Committee administers the Plan, which is designed to reward success as determined by measuring performance against established Company Performance Measures (e.g., Net Income) and individual performance goals. The Plan is also designed to align annual cash compensation with market competitive levels when performance expectations are met.
Plan Effective Date
The Plan is effective as of January 1, 2021, as approved by the Compensation Committee.
Plan Year
Performance is measured annually over the Plan Year. The Plan Year is the performance measurement period from January 1 through December 31.
Plan Eligibility
All NEOs (designated pursuant to applicable SEC rules), members of the Management Committee and select employees in management positions who significantly influence the profitability of the Company, are eligible to participate in the Plan as Plan participants (altogether, “Participants”). Except with respect to the NEOs and Management Committee members, the CEO is the sole determinant of Participant eligibility, which is then communicated to Participants.
MIP Target
Each Participant is assigned a MIP target (“MIP Target”) for the Plan Year, based on the job responsibilities contained in their role and appropriate market data, as determined by the Chief Human Resources Officer and approved by the CEO. MIP Targets are expressed as a percent of base salary and communicated to Participants upon becoming eligible as a Plan Participant (or, in certain cases, at the time of a job change, as contemplated in Calculation Rules for Participants with Changes or Partial Year Participation below).
Determination of MIP Funding Pool
Each year, Management will establish specific Company performance measures (“Company Performance Measures”) for the Plan Year, such as Net Income and other key measures, as deemed appropriate. The Company Performance Measures will be approved by the Compensation Committee, which may also establish a minimum performance threshold which must be met in order for any MIP award to be payable.
The Target MIP Funding Pool is the sum of all Participants’ target awards for the year. Actual funding of the MIP Pool (“Actual MIP Funding Pool”) is based on actual performance against the Company Performance Measures. The Actual MIP Funding Pool will equate to 100% of the Target MIP Funding Pool if actual performance meets all of the established Company Performance Measures for the Plan Year. If actual performance is less than the established Company Performance Measures for the Plan Year, then the Actual MIP Funding Pool may be less than Target MIP Funding Pool, and if actual performance for the year exceeds the Company Performance Measures, then the Actual MIP Funding Pool may be more than the Target MIP Funding Pool. The CEO shall have discretion to allocate a portion of the Actual MIP Funding Pool among participants, however, any award payable to an NEO and Management Committee member is subject to Compensation Committee approval.
The Compensation Committee may, at its sole discretion, adjust (upward or downward) the amount of the Target MIP Funding Pool and/or the Actual MIP Funding Pool for any year. Examples of situations that may cause the Compensation Committee to exercise this discretion include, but are not limited to, unanticipated business, economic or market changes, the outlook for future performance, management of significant workforce issues or other unanticipated financial charges or events, and any situation in which the Compensation Committee concludes will result in a windfall payment not commensurate with the Participant’s performance during the assessment period. Company Performance Measures may also be adjusted for such events as acquisitions and additional capital expenditures which were not envisioned when Company Performance Measures were first set.
Determination of MIP Awards
Generally, the determination of MIP awards (“Awards”) involves a two-step process:
1.The Actual MIP Funding Pool is approved by the Compensation Committee, taking into consideration the results achieved for the Plan Year against Company Performance Measures determined annually by the Compensation Committee at its sole discretion.
2.At the beginning of each year, Participants set annual individual Performance Goals that are approved by their manager. Performance against those goals is evaluated by Participants’ managers following the end of the Plan Year. Managers will use discretion to allocate funds from their Actual MIP Funding Pool to individual Participants based on each Participant’s individual performance against these established goals.
Award recommendations/allocations made by managers are subject to review by the appropriate Management Committee member. Final Awards are approved by the CEO for Participants below the Management Committee level, as further outlined in Plan Administration.
Calculation Rules for Participants with Changes or Partial Year Participation
For Participants who are hired or have a salary or job change during the Plan Year, the following rules apply:
•New Participants hired:
◦Prior to October 1: The Award is pro-rated for time in position
◦October 1 or later: participation will begin in the following Plan Year
•Existing employees who become MIP Participants:
◦Prior to April 1: The Award will be calculated using the new base salary and MIP Target
◦April 1 to September 30: The Award will be pro-rated to reflect time in position during the Plan Year
◦October 1 or later: participation will begin the following Plan Year
•Existing MIP Participants who have a salary change:
◦Prior to April 1: The Award will be calculated using the new base salary for the full year
◦April 1 to September 30: The Award will be pro-rated based on the time spent at each salary level
◦October 1 or later: Prior base salary will be used to calculate the Award
•Existing MIP Participants who have a job change resulting in a different MIP Target:
◦Prior to April 1: The Award will be calculated using the new base salary and new MIP Target
◦April 1 to September 30: The Award will be prorated based on time spent at each salary and MIP Target level
◦October 1 or later: MIP Target change will apply in the following Plan Year and prior base salary will be used to calculate Award
•Existing Participants who have a job change and are no longer eligible under the MIP:
◦Prior base salary and MIP Target will be used to calculate partial year Award, for period prior to job change that then made them ineligible for MIP participation
Performance Expectations
Employees who do not meet performance expectations or who are under corrective action at the time an Award would otherwise be payable, may not be eligible for consideration for an Award as indicated below.

•Participants must achieve a minimum performance rating of a “2” or “Threshold Performance” on his/her annual performance assessment to be eligible for consideration to receive an Award under the MIP.
•Participants on written warning or corrective action may not be eligible to receive an Award until performance has improved to a satisfactory level, as determined by the CEO. The CEO may, in his sole discretion, authorize payment of a full or partial Award to a Participant during a period in which the Participant was subject to corrective action, after the Participant’s performance has improved to a satisfactory level.
Award Calculation and Payment
MIP Awards will be calculated and paid after Company year-end financial information has been reviewed and Corporate results are certified, no later than March 15th following the end of the Plan Year. Except to the extent set forth in the Plan Administration section below, no Award is considered earned, due or payable under this Plan until approved in accordance with this Plan. All applicable taxes (i.e., federal, state, FICA) will be withheld when the Award is paid. If the Participant is eligible and elects to defer the Award under the 409A Deferred Compensation Plan, the FICA portion and Medicare will be withheld from the amount deferred, however, other taxes (i.e., state and federal) will be deferred until the compensation is paid.
Termination of Employment
A Participant must be actively employed by the Company at the time of payment of the Award in order to be eligible for consideration for an Award under this Plan. MIP Awards are forfeited if employment terminates voluntarily or involuntary before the date the Award is paid, even if the Participant was employed on the last day of the relevant Plan Year or after the Performance Period but before payments are made.
Participants who have (1) retired, (2) died, (3) become permanently disabled, or (4) are affected by a Reduction in Force due to position elimination during the Plan Year or after the Plan Year and before payments are made, may be eligible to receive a portion of their Award.
•Retirement includes employees leaving the Company who are eligible for retirement as defined by the Eastern Pension Plan, but excludes those going to work for a competitor in our region, as determined in the sole discretion of the CEO.
•Disability is defined as a disability that qualifies an employee for long-term disability benefits under Eastern’s long-term disability plan.
Participants who have terminated as a result of any of the four events noted in this section will be eligible for consideration for a prorated Award based on the Company’s performance during the entire Year and the applicable individual performance achievement as of the date of retirement, death, disability, or termination due to a Reduction in Force. Payment will be made on the regular payment schedule.
Plan Administration
In General
The CEO provides the final approval for all Awards to be paid to Participants, except for NEOs and members of Management Committee. Awards for NEOs and Management Committee are approved by the Compensation Committee, except the CEO’s Award is approved by the independent members of the Board of Directors, after recommendation by the Compensation Committee.
The Compensation Committee retains the right to determine whether the criteria for Awards is satisfied and deemed payable under the Plan. In addition, except with respect to Awards to the NEOs and members of the Management Committee, the CEO may adjust the actual Awards earned based on other relevant performance criteria or business conditions if circumstances warrant an adjustment, within the limitations set forth in the Determination of MIP Funding Pool section above. The Chief Human Resources Officer may adjust awards to correct errors prior to or after payment.
Nothing in the description of this Plan should be interpreted as a guarantee of payment, of future participation, or of official performance. The Company reserves the right to amend, suspend or terminate this Plan at any time, and from time to time, for any reason or no reason. This Plan is not intended to and does not create an expressed or implied contract between the Company and any of its employees. Specifically, it does not create any promise, agreement, or contractual obligation to pay wages or compensation under any federal or state wage laws.
Payment of an Award in one Plan Year does not guarantee payment in future years; nor does it guarantee continuation of the Plan or that an employee will continue to be eligible to participate in the Plan.
Awards paid under the Plan are considered as bonus payments for purposes of the Company’s employee benefit plans and are taken into account under the Company’s Defined Benefit Pension and Employee Stock Ownership Plan (ESOP). Awards will not be considered compensation for purposes of the group life and disability insurance plans or the 401(k) Plan. Refer to the plan documents for the foregoing plans for more specific information.
In the event of the Participant’s death, any Award due will be paid to the beneficiary of record on the Participant’s group life insurance plan.
In the event of a merger, acquisition, consolidation, dissolution, or liquidation in which the Company is not the surviving entity (“Transaction”), eligible Participants shall be paid a full annual Award based on achievement at Target as soon as possible after the Transaction. If the Transaction occurs during the Plan Year, the Award shall not be prorated and shall be applied with respect to annualized base compensation in effect at the Transaction date, and performance and other relevant factors during the period ending on the Transaction date.
The Compensation Committee shall have the discretion and authority to make final decisions regarding the application and interpretation of the Plan, eligibility for an Award and other situations not specifically covered by the Plan. Such decisions shall be final and binding on Participants and are not subject to any type of appeal or review. No Participant has a “vested” right to any Award before it is paid.
No member of the Board of Directors and no Officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his/her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a Director, Officer, or employee of the Company.
The Plan may be changed, amended or suspended at any time without advance written or verbal notice at the sole discretion of the Compensation Committee. The Compensation Committee reserves the right to terminate this Plan at any time and for any reason or no reason.
The Plan will be governed in accordance with the laws of the Commonwealth of Massachusetts. The Plan is considered a payroll practice and is not an employee benefit plan under ERISA.
Employment is “at-will” and is not guaranteed for any definite period of time and no provision of this document shall create or imply a contract of employment or a guarantee of employment such as through a Plan Year or until any Award is paid. The Company reserves the right to terminate employees at any time and for any reason, with or without cause.
Plan Administration
The Board of Directors or its designated Committee shall:
•Determine the Corporate Performance targets for Annual Net Income and other Company Performance Measures;
•Determine prior to the Plan Year, the MIP Award budget;
•Determine the Actual MIP Funding Pool after the performance period, annually; and
•Consider and approve any Award for the CEO (independent Directors only).
The Compensation Committee, which administers the Plan, is authorized to:
•Approve, terminate or amend the Plan;
•Review materials and recommend to the Board the Actual MIP Funding Pool, annually;
•Modify the design features of the Plan including target levels, eligibility criteria, and the Company Performance Measures; and
•Consider and approve Awards for members of Management Committee, including NEOs (except for the CEO, whose Award shall be ratified by the Board of Directors (with non-independent Directors abstaining).

The CEO is authorized to:
•Except with respect to eligibility of NEOs, determine eligibility for participation in the Plan and approve and disqualify Participants;
•Ensure that performance objectives are established for each Participant in each Plan Year and communicated to Participants;
•Monitor performance against objectives and report to the Board periodically on such matters;
•Inform eligible Participants of the operational features of the Plan;
•Approve Award recommendations for participants below the Management Committee level;
•Inform the Compensation Committee as to the overall Company performance at least annually; and
•Recommend modifications to the Plan.
The Chief Human Resources Officer is authorized to:
•Support the CEO and the Compensation Committee in the design, implementation, interpretation and communication of the Plan;
•Perform administrative duties associated with the plan including Award adjustments acting as the CEO’s assigned designee and/or as agent for the Compensation Committee;
•Interpret the Plan and remedy any ambiguities or omissions;
•Prepare Award recommendations for review; and
•Process approved Award payments to Participants.

Appendix – Eastern Insurance Group MIP Participants

Performance and Payout Range Guidelines

Overall Achievement Rating		Definition	Payout Range as Percent of Target
EXCEPTIONAL	(5)	A rating of a “5” describes a level of performance that goes well beyond the stated performance objective, especially in the critical areas of responsibility. The degree of accomplishment, its difficulty, and impact on the entire Company are major factors in awarding this performance rating.	Up to 200%
VERY STRONG	(4)	A rating of a “4” describes a level of performance that is substantially above the expected performance objective. Key objectives have been achieved. Individuals rated at this level will have made a significant contribution in key areas of responsibility.	Up to 150%
STRONG (TARGET)	(3)	To achieve a “3” rating requires a level of performance which has essentially and substantially met all aspects of the objective (e.g., timeframes, cost savings, revenue enhancements, etc.).	Up to 100%
THRESHOLD	(2)	A rating of a “2” describes a level of performance which did not achieve all aspects of the objective, but did satisfy the core requirements.	Up to 50%
BELOW THRESHOLD	(1)	A rating of a “1” describes a level of performance at which the core requirements have not been satisfied nor has the desired impact been realized. Participants will not receive an Incentive Award for performance at this level.	0%